Exhibit 1

Harley-Davidson Sets the Record Straight on H Partners’ Disingenuous and Harmful Claims

Highlights the Highly Qualified Board’s Strong Governance and Effective Oversight of the Hardwire Strategic Plan, which is Delivering Results

Details the Facts Regarding H Partners’ Profound Disregard for Good Corporate Governance and its Attempt to Disenfranchise Shareholders

Urges Shareholders to Vote “FOR ALL” Harley-Davidson Nominees using the WHITE Proxy Card

Presentations and Other Information Available at VoteHarleyDavidson.com

MILWAUKEE, April 29, 2025 -- Harley-Davidson, Inc. (the “Company” or “Harley-Davidson”) (NYSE: HOG) has released two presentations detailing Harley-Davidson’s execution of its strategic plan as well as its fit-for-purpose Board of Directors’ strong governance and effective oversight. The presentations expose the misleading campaign being run by H Partners, which Harley-Davidson believes is destructive to the interests of all shareholders.

As Harley-Davidson shareholders submit their votes for the May 14, 2025 Annual Meeting, these are the critical facts to consider:

Harley-Davidson’s Board is acting in the best interests of all shareholders by:

•	Overseeing management’s execution of an ambitious strategic plan that is building on Harley-Davidson’s legacy and that we believe is transforming the business in the face of an extremely challenging operating environment (especially for discretionary products in the leisure/powersports sectors) and delivering value for all stakeholders well above the Company’s peers.

•	Leading a rigorous and comprehensive CEO search process, as well as ongoing Board refreshment efforts, that demonstrate strong governance practices.

H Partners is taking the opposite approach. Despite having had every opportunity to address issues that were important to them during their three years on the Harley-Davidson Board – during which time they fully supported the Company’s leadership and strategy and always voted with the Board on decisions1 – H Partners has decided to:

•	Abruptly launch a disruptive campaign that we believe profoundly disregards good corporate governance, offers no constructive solutions that will benefit Harley-Davidson or its shareholders, and is in our view designed to enable H Partners to appoint unelected and unnamed Directors – including an H Partners representative after their representative just resigned from the Board – depriving shareholders of their right to choose their own representatives.

1 H Partners’ Representative, Dourdeville, never voted against any matter voted on by the Board and only abstained from four Board decisions since appointment in Feb 2022. Three of those four abstentions were at Dourdeville’s first Board meeting in February 2022 as he was coming up to speed, and the final abstention was during the Human Resources Committee meeting in May 2024, when Dourdeville abstained from a director compensation vote given that he elected to forgo director compensation as a representative of H Partners.

•	Spread misleading claims regarding everything from appropriate peer groups, to Harley-Davidson’s CEO’s performance, to their own track record of support for the Company’s strategy and for Directors while on the Board.

The Company urges shareholders to protect their investment by voting “FOR ALL” of Harley-Davidson's highly qualified Directors, and visit www.VoteHarleyDavidson.com to view the presentations, which detail the following key points:

Harley-Davidson’s rigorous and comprehensive CEO search process, as well as its ongoing Board refreshment efforts, reflect good governance

•	In September 2024, after Mr. Zeitz expressed interest in retiring in 2025, the Board asked Mr. Zeitz to provide an update on his interest in pursuing retirement at the December Board meeting. Shortly after the September 2024 Board meeting, the Board commenced a CEO search process by hiring a CEO succession expert. In December 2024, after Mr. Zeitz reaffirmed his interest in retiring, the Board began engaging with an executive search firm and formed a CEO search committee comprised of four Board members, including H Partners executive Jared Dourdeville.

•	Despite the CEO Search Committee’s process not being complete, the Board accommodated H Partners’ demand to make a decision on H Partners’ preferred CEO candidate before a deadline imposed by the candidate as the candidate supposedly had other job offers. The Board took extraordinary measures to accommodate H Partners, accelerating the Board’s interviews of select top candidates. After careful evaluation by the independent Directors, H Partners’ candidate failed to earn majority Board support as the Board determined the candidate lacked the skills and qualities needed to uphold Harley-Davidson’s rich heritage and drive value for all stakeholders.

o	Despite the threat of other job offers for H Partners’ preferred CEO candidate as a reason to accelerate the Board’s decision deadline, H Partners now asserts that their candidate remains available. And yet, H Partners refuses to reveal their candidate’s identity while they simultaneously revealed the confidential identity of one of the Company’s other CEO candidates.

•	The gold standard and typical outcome of a CEO search process is unanimous support from the Board. Harley-Davidson shareholders should not have to settle for a CEO candidate who fails to receive even bare majority support.

•	Harley-Davidson’s Board also engages in a robust and thoughtful self-evaluation and refreshment process, which we believe ensures the Board and each Committee operate effectively and hold management accountable.

o	The Board regularly conducts anonymous evaluations of Directors’ contributions, performance and collective skills – a process in which Mr. Dourdeville was a consistent participant. In the Fall 2024 process, all Directors participated and no Director expressed concern with the current composition or performance of the Board.

o	The Nominating and Corporate Governance Committee has a robust framework and process for identifying, vetting and interviewing Director candidates, which has resulted in one-third of the Board joining in the last four years, including the addition of two highly qualified Directors with excellent experience as sitting CEOs at publicly traded companies (assuming the election of Lori Flees at the upcoming annual meeting).

•	H Partners’ campaign seeks shareholder support for unnamed Directors (including an H Partners representative after their representative just resigned from the Board) and an unnamed CEO candidate, none of whom will be voted on by the shareholders – demonstrating what we believe is a blatant disregard for good governance principles and the right of shareholders to choose their own representatives.

The Board is overseeing the execution of Harley-Davidson’s Hardwire strategic plan, which is delivering strong performance relative to industry peers, amid very challenging and volatile macroeconomic conditions

•	Despite operating in one of the most challenging operating environments in the Company’s 120+ year history, Harley-Davidson has outperformed its peers[2], evidenced by:

o	Operating margins of 13% (2022-2024), ~4 percentage points above the peer median[3].

o	Free cash flow (“FCF”) as a percent of EBITDA of 70% (2022-2024), which is over twice the peer median[4].

o	Relative total shareholder return (“TSR”) of ~10 percentage points higher than its peer median during CEO Jochen Zeitz’s tenure[5].

•	The Company’s operating discipline, robust cash flow generation, and long-term earnings power have allowed it to:

o	Reduce share count by 25% over the last three years, the most among Harley-Davidson’s peers[6].

o	Increase annualized dividend per share by 14%, from $0.63 (first quarter 2022) to $0.72 (current).

o	Return over $1.4 billion of capital to shareholders[7] via share repurchases and dividends since 2022, representing 78% of Harley-Davidson’s FCF[8].

2 Peer group: BRP Inc., Brunswick Corp, Polaris Inc., Thor Industries, Inc. and Winnebago Industries, Inc. This is the same reference benchmarking group – Leisure reference benchmarking companies between $800MM and $3B market cap – that Harley-Davidson used for 2024-2026 performance share awards as part of the Company’s executive compensation plan.

3 Operating Margin is a GAAP measure calculated using GAAP-compliant operating income divided by revenues accumulated from the fiscal year period of 2022 – 2024.

4 FCF is a non-GAAP measure defined as net cash provided by operating activities less capital expenditures; calculated as sum of 2022-2024 fiscal year FCFs divided by sum of 2022-2024 fiscal year EBITDA. EBITDA is a non-GAAP measure defined as operating income plus depreciation and amortization.

5 TSR represents total return of a company assuming reinvested dividends; Market data as of April 15, 2025, the day prior to H Partners’ initiation of their Withhold campaign; Jochen Zeitz tenure is calculated from May 7, 2020 to present (Market data as of April 15, 2025).

6 Total Shares repurchased between 2022-2024 over the current basic shares outstanding as of January 31, 2025. Does not include non-discretionary repurchases related to shares tendered to the Company by employees to cover tax withholding obligations upon the vesting of restricted stock units and performance share units.

7 This represents discretionary share repurchases and does not include non-discretionary repurchases related to shares tendered to the Company by employees to cover tax withholding obligations upon the vesting of restricted stock units and performance share units.

8 FCF is a non-GAAP measure defined as net cash provided by operating activities less capital expenditures; calculated as the sum of 2022-2024 capital returned via discretionary share repurchases and dividends divided by 2022-2024 FCF.

H Partners has demonstrated their profound disinterest in good governance, good-faith collaboration and an orderly CEO transition, and we believe their misguided and disruptive campaign offers no constructive solutions and is destructive to the interests of all shareholders

•	H Partners had a voice inside the Harley-Davidson Boardroom for the past three years, with Mr. Dourdeville serving as their Director representative. They had sufficient opportunities to share their thoughts with fellow Directors and management through many interactions.

•	For the entirety of those three years, until recently, Mr. Dourdeville and H Partners representatives, including Rehan Jaffer, supported Mr. Zeitz as CEO and even asked for him to commit to at least two more years in the role, endorsed the Hardwire strategic plan and management’s execution of it, voted in favor of all current Directors standing for reelection and actively participated in the CEO search process – all without objection.

•	Within a matter of days – just after H Partners’ didn’t get their way when their preferred CEO candidate failed to earn majority Board support – Mr. Dourdeville demanded that one-third of the Board resign, and he himself abruptly resigned from the Board right before a Board meeting to discuss his perspectives.

•	H Partners suddenly discovered “deep misgivings” requiring “radical action” at Harley-Davidson, disclosed Board confidential information and resorted to a misleading campaign that jeopardizes the strategic and executional progress made to date. Further, we believe H Partners’ campaign is undermining the Board’s ability to attract the best CEO and future Director candidates, disenfranchising shareholders, and impeding management’s ability to execute on key initiatives.

•	Harley-Davidson has already addressed H Partners’ requests – it accelerated the review of H Partners’ preferred CEO candidate, and it has conducted and remains committed to ongoing Board refreshment. Beyond that, H Partners’ campaign offers no constructive solutions that will benefit Harley-Davidson or its shareholders and seems to us solely focused on disingenuously attacking Company performance and the Board. H Partners’ campaign is not about “accountability” – we believe it puts at risk the progress Harley-Davidson has made and the value of shareholders’ investments.

•	At its core, this campaign by H Partners is a further attempt, far outside the guardrails of good corporate governance, to engineer the CEO outcome they desire, targeting two independent Directors with the institutional knowledge that is critical in choosing the strongest CEO candidate to lead Harley-Davidson, as well as the retiring CEO, who is fully committed to doing what is necessary to support a successful transition.

H Partners’ campaign has issued materials that lay bare their ignorance around Harley-Davidson’s business and strategy and in our view contain numerous inaccuracies, hypocrisies and misleading assertions

The facts around just a few of these falsities and misrepresentations include:

•	H Partners uses a reference benchmark comprised of companies that have little relevance to Harley-Davidson. Companies in this benchmark selected by H Partners are egregiously different from Harley-Davidson in size, core product offering, and scale – a disingenuous framework for comparison by a shareholder who claims deep understanding of Harley-Davidson, much less a shareholder who sat on the Board Committee that determined executive compensation and selected a peer group used in compensation awards.

o	The legitimacy of Harley-Davidson’s true core peer group – leisure and powersports peers between $800MM and $3B market cap – is reinforced and validated via overlapping independent analyst coverage. This is the same core peer group that Harley-Davidson used for 2024-2026 performance share awards as part of the Company’s executive compensation plan – and a peer group that H Partners approved through Mr. Dourdeville, who sat on the relevant Board Committee when this peer group was voted on.

•	Mr. Dourdeville and H Partners consistently supported Harley-Davidson’s executive compensation program. Moreover, they were the driving force behind the implementation of the Aspirational Incentive Plan (“AIP”), a component of the compensation program.

•	There has been minimal turnover of the executive leadership team with most being in-post since the Hardwire strategic plan was initiated. Three of the individuals cited by H Partners were not part of the executive leadership team. Further, employee turnover declined under Mr. Zeitz’s leadership, with salaried voluntary turnover in 2024 being the lowest in Harley-Davidson’s recorded history, and 2023 being the second lowest. Turnover in both years also fell below the national average.

•	There was no personal promise ever made by the Board’s Presiding Director, Tom Linebarger, to delay the CEO search process, nor was there any delay whatsoever – the search process commenced shortly after Mr. Zeitz expressed his interest in retiring with the hiring of a CEO succession expert.

We do not believe H Partners is a credible or trustworthy steward of shareholder value, and their disingenuous actions fly in the face of good corporate governance. For these reasons, the Board of Directors strongly urges shareholders to vote “FOR ALL” Harley-Davidson Director nominees on the WHITE proxy card and please DISCARD any BLUE proxy card received from H Partners.

The presentations are available on the Resources section of www.VoteHarleyDavidson.com.

Contacts

Media

FGS Global

Stephen Pettibone/Kelsey Markovich/Bryan Locke/Danielle Berg

HOG@fgsglobal.com

Investors

Shawn Collins

shawn.collins@Harley-Davidson.com

(414) 343-8002

About Harley-Davidson

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not relate to matters of historical or current fact should be considered forward-looking statements, including without limitation statements regarding expectations regarding future results of operations and financial position of the Company including, without limitation, with respect to earnings capacity and shareholder value; potential impacts of macroeconomic conditions on the Company's business and results of operations; the Hardwire strategic plan priorities and execution, including the results thereof; industry and business trends, and business strategy, initiatives and opportunities; impacts of the H Partners Management, LLC (“H Partners”) campaign related to the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”); and executive succession and board refreshment, including expected results thereof. These forward-looking statements are based on information available to the Company as of the time the statements are made as well as the Company’s current expectations, assumptions, estimates and projections and are subject to certain risks and uncertainties that are likely to cause actual results to differ materially, unfavorably or favorably, from those anticipated. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “seeks,” “sees,” “should,” “feels,” “commits,” “assumes,” “envisions,” or, in each case, their negative or other variations or comparable terminology, or words of similar meaning. Certain of such risks and uncertainties are described below, and others are listed in Part I, Item 1A. Risk Factors and in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2025, and in the Company’s other subsequent reports filed with the SEC, including, among others, quarterly reports on Form 10-Q. Shareholders, potential investors, and other readers should consider these factors in evaluating, and should not place undue reliance on, the forward-looking statements. Such forward-looking statements speak only as of the date they are first made in this press release and the Company disclaims any obligation to publicly update or revise any forward-looking statements after such time, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Factors that may impact such forward-looking statements include, but are not limited to, risks and uncertainties regarding the Company’s ability to execute its business plans and strategies, including without limitation the Hardwire strategic plan; manage supply chain and logistics issues; manage the impact, and predict potential further impacts, of new, reinstated or adjusted tariffs on the Company; accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; maintain and enhance the value of the Harley-Davidson brand; manage through changes in general economic and business conditions; develop and successfully introduce products, services and experiences; realize the expected business benefits from LiveWire operating as a separate business of the Company; and retain and attract talented employees and leadership; and uncertainties regarding actions that have been taken and may in the future be taken by H Partners in furtherance of its campaign relating to the Company’s 2025 annual meeting of shareholders and potential costs and management distraction attendant thereto.

Additional Information Regarding the 2025 Annual Meeting of Shareholders and Where to Find It

Harley-Davidson has filed its definitive proxy statement, containing a form of WHITE proxy card, and a proxy statement supplement, with the SEC with respect to its solicitation of proxies for the Annual Meeting.

INVESTORS AND SHAREHOLDERS ARE STRONGLY URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (AS SUPPLEMENTED AND INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD FILED BY HARLEY-DAVIDSON AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and shareholders may obtain copies of these documents and other documents filed with the SEC by Harley-Davidson free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Harley-Davidson are also available free of charge by accessing Harley-Davidson’s website at https://investor.harley-davidson.com.